UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): April 26, 2016
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InterDigital, Inc.
(Exact name of registrant as specified in charter)

Pennsylvania	1-33579	23-1882087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Bellevue Parkway, Suite 300, Wilmington, DE	19809
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 302-281-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
❑    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01.    Other Events.
As previously disclosed by InterDigital, on April 12, 2016, the Paris Court of Appeal issued a confidential decision denying the request filed by Huawei to annul the arbitration panel’s partial and final awards in the arbitration proceeding initiated jointly by InterDigital and Huawei relating to the determination of fair, reasonable and non-discriminatory terms and conditions to be included in a binding worldwide patent license agreement to take effect upon issuance of the award.  Huawei has indicated that it is considering an appeal of the Paris Court of Appeal decision to the highest court in France.  On April 26, 2016, InterDigital and Huawei submitted a proposed order to the District Court for the Southern District of New York (the “New York District Court”) notifying the court of their agreements regarding payments under the arbitration awards and the status of InterDigital's July 2015 petition to the New York District Court for an order confirming the arbitration awards (the "New York Proceeding").  As it considers whether to pursue an appeal of the Paris Court of Appeal decision, Huawei has agreed to make payments, without prejudice to its right to a further appeal, of amounts currently outstanding and amounts that become due under the arbitration awards (including the resulting license agreement), and InterDigital has agreed not to seek to lift the stay in the New York Proceeding pending receipt of all such payments and pending any further appeal that Huawei has the right to pursue to the courts of France.  InterDigital expects the first payment under the arbitration awards and license agreement to be made in second quarter 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL, INC.

By: /s/ Jannie K. Lau
Jannie K. Lau
Executive Vice President,
General Counsel and Secretary

Date: April 26, 2016